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                                                                    EXHIBIT 3(c)

                         MARKETING SERVICES AGREEMENT
                         ----------------------------

This Agreement is entered into effective September ______, 1995 among Security Life of Denver Insurance Company ("Security Life"), ING America Equities, Inc., a broker-dealer registered with the Securities and Exchange Commission ("SEC") under the Securities Act of 1934 and a member of the National Association of Securities Dealers, Inc. ("NASD") Financial Marketing Group, Inc., an insurance agency licensed in the states listed on Schedule "A" to this Agreement ("Financial Marketing Group"), and FMG Distributors, Inc., a broker-dealer registered with the SEC under the Securities Exchange Act of 1934 and a member of the NASD ("FMG Distributors") (Financial Marketing Group and FMG Distributors are collectively referred to herein as "Financial Marketing")

This Agreement gives Financial Marketing the non-exclusive right to represent Security Life in the distribution of the Contracts. Subject to the limitations of Section 3.1, Financial Marketing may represent Security Life in the Distribution of the Contracts through affiliates of Designated Broker-Dealers in accordance with the requirements set forth in Section 2.0 below.

1.   DEFINITIONS
     -----------

     1.1 "Affiliate" means, with respect to Designated Broker-Dealers, Security Life or Financial Marketing, any person, corporation, partnership or other entity, effective control of which may be exercised directly or indirectly by the Designated Broker-Dealer, Security Life or Financial Marketing as appropriate or any of the principal shareholders of Security Life or Financial Marketing as appropriate.

     1.2 "Contracts" means the contracts issued by Security Life or its Affiliates listed in Schedule B to this Agreement and any subsequent versions of such contracts.

     1.3 "Designated Broker-Dealer" means any registered Broker-Dealer listed in Schedule C to this Agreement, which has been appointed by Security Life, or whose affiliated insurance agency has been appointed by Security Life, to sell the Contracts as a result of the wholesaling efforts of Financial Marketing.

     1.4 "Exempted Agent" means any agent listed on Schedule D, and shall include any agent who is a contracted insurance agent with Security Life (an "M" or an "RVP" agent), or who is included in a Marketing Services Agreement between Security Life and another marketer of the Contracts.

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2.   REQUIREMENTS AND RESTRICTIONS
     -----------------------------

     2.1 Financial Marketing shall only sell the Contracts directly through Financial Marketing Group or other affiliated insurance agency, and FMG Distributors or other affiliated broker-dealer.

     2.2 Each Designated Broker-Dealer shall sell the Contracts through a registered broker-dealer and a licensed insurance agency, each of which must be, or must be affiliated with, the Designated Broker-Dealer.

     2.3 Each Designated Broker-Dealer shall have either (1) received an SEC "no-action" letter stating that the staff of the SEC would not recommend enforcement proceedings if commissions on the sale of the Contracts are paid to the affiliated insurance agency instead of to the Designated Broker-Dealer, or (2) obtained an opinion of counsel satisfactory to Security Life in scope, form and substance that such a no-action letter, if requested, would be granted.

     2.4 Notwithstanding Section 2.2 above, a Designated Broker-Dealer may sell the Contracts through a registered broker-dealer and a licensed insurance agency, one of which is not affiliated with the Designated Broker-Dealer, provided the Designated Broker-Dealer has obtained an SEC "no-action" letter with respect to such factual situation.

     2.5 Schedule C shall be updated periodically by written agreement of the parties. No compensation shall be payable to Financial Marketing on account of any Contracts unless and until the Designated Broker-Dealer which produces the application is listed on Schedule C.

     2.6 Schedule D shall be updated periodically by written agreement of the parties. No compensation shall be payable to Financial Marketing on account of any Contracts produced by an Exempted Agent during any time period when he is listed on Schedule D.

3.   MARKETING AND ADMINISTRATIVE SERVICES
     -------------------------------------

     3.1 Financial Marketing will negotiate with broker-dealers to sell the Contracts. Security Life, at its discretion, may accept or reject any such broker-dealer and, where accepted through the execution of a Selling Agreement between such broker-dealer and Security Life, add such broker-dealer to Schedule C, the list of Designated Broker-Dealers covered under this Agreement. Financial Marketing is not authorized to provide marketing services related to the Contracts to broker-

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          dealers which have not been designated by Security Life and/or which do not have Selling Agreements with Security Life, except on a referral basis.

     3.2 Financial Marketing will provide certain marketing and administrative services for Security Life to promote the sale of the Contracts through Designated Broker-Dealers.

          3.2.1 Such services shall include assistance in the appointment and contracting of agents; distribution of sales materials, newsletters and field service bulletins, provided that all such materials shall be approved by Security Life prior to use; assist with sales promotional activities and Designated Broker-Dealers; the training of sales staff and registered representatives of Designated Broker-Dealers with respect to the features of the Contracts. Compensation for such services shall be as set forth in Schedule E hereto.

          3.2.2 Such services shall not include any direct contact with any member of the public, including any client of the Designated Broker-Dealers. This limitation is more specifically set forth under Section 6, Limitations of Authority, at Paragraph 6.8.

     3.3 In conjunction with marketing and sales promotion efforts, Security Life will be responsible for the costs of producing and printing all policy forms, related prospectuses and whatever basic sales promotional literature it deems appropriate (e.g. client brochure, product specifications sheet).

     3.4 Financial Marketing will have responsibility for all other marketing and sales promotional costs including, but not limited to:

          3.4.1     All travel of Financial Marketing and its agents;

          3.4.2 Any meetings held at the offices of Designated Broker-Dealers or their Affiliates.

4.   COMPENSATION
     ------------

     4.1 Compensation to Financial Marketing for the marketing and initial administrative services performed by Financial Marketing in accordance with Section 3.0 above, will be as follows:

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          4.1.1     A percentage, as determined under Schedule E, of purchase
                    payments made to Security Life on account of Contracts issued upon applications procured through Designated Broker-Dealers in accordance with this Agreement.

          4.1.2 A percentage, payable on an annual basis as determined under Schedule E, of the variable annuity assets in Security Life's separate and general accounts, which are attributable to Contracts issued upon applications procured through Designated Broker-Dealers by agents who were not Exempted Agents at the time the contracts were procured, in accordance with this Agreement. After termination of this Agreement, these payments shall continue to be made until such time as the assets upon which such payments are based as measured on December 31st of any year, fall below an aggregate of $10 million.

     4.2 Compensation pursuant to Schedule E is subject to change by Security Life at any time, effective upon 30 days prior written notice to Financial Marketing. No such change shall be effective for Contracts issued upon applications received by Security Life prior to the effective date of such change.

     4.3 In the event FMG Distributors is disqualified for continued registration with the NASD, Security Life shall not be obligated to pay any commission, or service fee or additional compensation pursuant to this Agreement, the payment of which would represent a violation of NASD rules. In such event, Security Life shall hold any compensation otherwise due in "escrow" from the date of such disqualification until the termination of any litigation or administrative proceedings relating to such disqualification, provided FMG Distributors commences an appeal to the NASD within 180 days following the disqualification notice and actively pursues such appeal. Should FMG Distributors' registration be reinstated, all compensation due or becoming due FMG Distributors during the period of disqualification shall be immediately paid, provided that such payment does not violate any NASD rules or regulations or other federal securities laws in effect at such time.

     4.4 Compensation will be earned by Financial Marketing or Designated Broker-Dealers only for those applications accepted by Security Life, as the case may be, and only after receipt by Security Life at its Variable Annuity Service Center in Denver, Colorado, of the required purchase payment.

     4.5 Should Security Life for any reason return any purchase payment, decline any application, make an erroneous payment, or should any Contract be surrendered pursuant to a "cancellation," Financial Marketing agrees to repay Security Life the

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          total amount of any compensation which may have been paid to Financial
          Marketing thereon within seven (7) business days of notice of such return, declination, error or cancellation. For purposes of this paragraph 4.5, "cancellation" means any return of premium or market value for which Security Life would reverse commissions.


5.   GENERAL PROVISIONS
     ------------------

     5.1 FMG Distributors hereby represents and warrants that it is a member in good standing of the NASD, is familiar with and will observe the NASD Rules of Fair Practice, and that, wherever state insurance or securities law requires, it or its affiliated agency, Financial Marketing Group, is or will be duly licensed and authorized to provide marketing services relating to the Contracts. Financial Marketing also hereby represents and warrants that it is thoroughly familiar with the statutes, rules and regulations of the United States, and of the state(s) in which it is licensed or in which it is, or will be, or will be deemed to be doing business, and that it shall transact all authorized Security Life business in strict accordance therewith.

     5.2 Each party shall cooperate with the other in the investigation and settlement of all claims against either or all of them. Each party shall promptly forward to the other, notice of claim or other relevant information which may come into its possession.

     5.3 Financial Marketing and Security Life shall each keep full and accurate records of the business transacted by it under this Agreement. Each party will allow the other reasonable access to conduct any audit or inspection of said books and records.

     5.4 Financial Marketing shall keep a duplicate copy of all records it maintains pursuant to Section 5.3 above, at a second location, where they can be retrieved in the event of a natural or other disaster that causes the original records to be lost or damaged. The duplicate copy of the records shall be updated at least weekly, and may be maintained on a computer disc, microfilm, microfiche, or other easily retrievable medium.

     5.5 All applications for purchase of the Contracts shall be subject to acceptance by Security Life as the case may be. Security Life reserves the right in its sole discretion to modify, change or discontinue the offering of any form of Contract at any time. Financial Marketing shall have no greater authority than is herein expressly granted and no such greater authority shall be implied.

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     5.6  Security Life shall furnish Financial Marketing with information regarding states in which the Contacts (and which version thereof) may be sold, and warrants that such information is correct.

     5.7 Except as is otherwise explicitly provided herein, Financial Marketing and Security Life shall each bear their own expenses incurred in the performance of this Agreement.

     5.8 Security Life represents and warrants that all Contracts issued by Security Life will be in full compliance with all applicable state and federal insurance and securities statutes, rules and regulations and that all disclosure material (including prospectuses) delivered by Security Life to Financial Marketing or Financial Marketing's customers will be full and adequate disclosure of all material facts.


6.0  LIMITATIONS OF AUTHORITY
     ------------------------

     6.1 Financial Marketing may not produce, use or authorize Designated Broker-Dealers or their Affiliates to use any sales, advertising or promotional materials unless such materials are furnished, or approved in advance, in writing, by Security Life. Where necessary, Security Life will submit such advertising material to the NASD (or other regulatory agency) for review.

          6.1.1 Use of unapproved sales or advertising material shall be deemed grounds for immediate termination of this Agreement if, after written notice to Financial Marketing by Security Life that Financial Marketing has produced, used or authorized the use of unapproved advertising or promotional materials, Financial Marketing does not promptly take adequate steps to remedy the situation and assure further compliance.

     6.2 Neither Financial Marketing nor Security Life is authorized, and each is expressly forbidden, to act as agent for or otherwise on behalf of each other, to incur any indebtedness or liability, or to make, alter or discharge agreements, or to waive forfeitures, extend the time of payment of any purchase payment, waive payment in cash, or to receive any money due or to become due to Financial Marketing or Security Life, as the case may be, except as herein provided.

     6.3 In the event any legal process or notice is served on Financial Marketing in a suit or proceeding against Security Life, Financial Marketing shall forward forthwith such process or notice to the offices of Security Life, in Denver, Colorado, by registered mail. Notwithstanding the above, Financial Marketing is not authorized to act as Agent for Service of Process of Security Life.

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     6.4  In any event any legal process or notice is served on Security Life in a suit or proceeding against Financial Marketing, Security Life shall forward forthwith such process or notice to the offices of Financial Marketing in Little Rock, Arkansas, by registered mail.
          Notwithstanding the above, Security Life is not authorized to act as Agent for Service of Process of Financial Marketing.

     6.5 Financial Marketing shall indemnify and hold Security Life harmless from any loss or expense on account of any unauthorized act or transaction by Financial Marketing or persons employed by Financial Marketing which was not authorized by Security Life and which adversely affects Security Life. Financial Marketing shall make any such payments to Security Life within 60 days of receipt of appropriate documentation of the loss or expense.

     6.6 Security Life shall indemnify and hold Financial Marketing harmless from any loss or expense on account of an unauthorized act or transaction by Security Life or persons employed or appointed by Security Life which was not authorized by Financial Marketing and which adversely affects Financial Marketing. Security Life shall make any payments to Financial Marketing within 60 days of receipt of appropriate documentation of the loss or expense.

     6.7 Security Life and Financial Marketing shall not offer or pay, or encourage others to offer or pay, any illegal rebate of purchase payments or make any offer of any other inducement not specified in the Contract, to the extent any such payment, inducement or offer thereof is prohibited by applicable law, to any persons to insure with Security Life. Security Life and Financial Marketing shall not make or encourage others to make any misrepresentation or incomplete comparison for the purpose of inducing a policyholder in any other company to lapse, forfeit or surrender its insurance therein.

     6.8 FMG Distributors and Financial Marketing Group each agree that they will not solicit or sell the Contracts in any state in which they are not properly registered and licensed to do so, and in furtherance thereof, that they will not have any direct contact with any client of the Designated Broker-Dealers or other members of the public, in connection with the solicitation and sale of the Contracts.


7.0  INDEBTEDNESS; RIGHT OF SETOFF
     -----------------------------

     7.1 Security Life may at any time deduct from any monies due Financial Marketing under this Agreement, every indebtedness or monetary obligation of Financial Marketing to Security Life. On termination of this Agreement any outstanding indebtedness to Security Life shall become immediately due and payable.

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     7.2  Financial Marketing may, at any time, deduct from any monies due
          Security Life under this Agreement, every indebtedness or monetary obligation of Security Life to Financial Marketing. On termination of this Agreement, any outstanding indebtedness to Financial Marketing shall become immediately due and payable.


8.0  ASSIGNMENT
     ----------

     8.1 No assignment of this Agreement or of compensation payable hereunder shall be valid unless authorized in writing by Security Life. In any event, every assignment shall be subject to: (a) the payment in full of any indebtedness and monetary obligation of Financial Marketing that may be due or become due to Security Life and (b) any applicable NASD, SEC, or state insurance or securities statutes, rules and regulations pertaining to such assignments.


9.0  RELATIONSHIP
     ------------

     9.1 Nothing contained herein is intended to create the relation of employer and employee between the parties hereto. Financial Marketing and the agents appointed by or assigned to Financial Marketing shall be independent contractors and free to exercise their own judgment as to the time, place and means of performing all acts hereunder, but to the extent such do not unreasonably interfere with such freedom of action or judgment, Financial Marketing and the agents shall conform to all regulations of Security Life of which Financial Marketing has knowledge.


10.0 TERMINATION
     -----------

     10.1 This Agreement shall have an initial term of one (1) year during which time it may not be terminated except pursuant to the provisions of
          Section 10.2 below. This Agreement shall automatically renew for five
          (5) successive one (1) year terms thereafter. During any renewal term, this Agreement may be terminated by any party effective sixty (60) days after written notice to the other parties. The provisions of Paragraphs 4.1.2, 6.5, 6.6 and 7 of this Agreement shall continue in effect after the termination of this Agreement.

     10.2 Notwithstanding any provision in this Agreement to the contrary, this Agreement shall automatically terminate without notice upon the occurrence of any of the events set forth below:

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          10.2.1    When and if Financial Marketing is disqualified for
                    continued membership in the NASD or for continued registration with the Securities and Exchange Commission or the effectiveness of its registration or ability to conduct business is suspended or limited.

          10.2.2 When and if Financial Marketing commits fraud or malfeasance in the performance of any duties imposed upon it by this Agreement or wrongfully withholds or misappropriates for its own use funds of Security Life, its policyholders or applicants.

          10.2.3 If Financial Marketing breaches this Agreement, has been notified of such breach in writing by Security Life and has not remedied such breach within 30 days of receipt of such notice.

          10.2.4 When and if Financial Marketing violates the insurance or securities laws of a state in which it transacts business and as a result of such violation fails to maintain or is unable to obtain a necessary license.

          10.2.5 When and if Financial Marketing Group or FMG Distributors is acquired by or merged into another entity, a majority interest in either corporation is acquired by or transferred to another entity, or a majority of the board of directors of either company is replaced.


11.0 NOTICES
     -------

     11.1 Where notice is required it shall be in writing and mailed to the last known address of Financial Marketing appearing on Security Life's records, or, in the event of termination of this Agreement by Financial Marketing, to the office of Chief Counsel, Security Life of Denver Insurance Company, Denver, Colorado, 80203, and shall be effective as of the time the notice is deposited in the United States mail provided such notice is actually received, or the time of actual receipt of such notice if delivered by means other than mail.


12.0 WAIVER
     ------

     12.1 No waiver or modification of this Agreement shall be effective unless it is in writing and signed by a duly authorized officer of Security Life and Financial Marketing.

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     12.2 The failure of Security Life to enforce any provisions of this
          Agreement shall not constitute a waiver of any such provision. The past waiver of a provision by Security Life shall not constitute a course of conduct or a waiver in the future of that same provision.


13.0 SUPPLEMENTS AND SCHEDULES
     -------------------------

     13.1 This agreement, as of its effective date, includes the following supplements and schedules:

          Schedule A - States where Financial Marketing Group is licensed to sell variable contracts.

          Schedule B - Contracts covered by the Agreement

          Schedule C - Designated Broker-Dealers

          Schedule D - Exempted Agents

          Schedule E - Compensation Schedule


IN WITNESS WHEREOF, the undersigned parties have executed this Agreement.

FMG DISTRIBUTORS, INC.                  SECURITY LIFE OF DENVER INSURANCE
                                          COMPANY


By: /s/ James G. Kaiser                 By: /s/ Frank Wright
    --------------------------              --------------------------

Title: President                        Title: Senior Vice President
       -----------------------                 -----------------------

Date: October 1, 1995                   Date: October 30, 1995
      ------------------------                ------------------------


FINANCIAL MARKETING GROUP, INC.         ING AMERICA EQUITIES, INC.

By: /s/ James G. Kaiser                 By: /s/ Frank Wright
    --------------------------              --------------------------

Title: President                        Title: Vice President
       -----------------------                 -----------------------

Date: October 1, 1995                   Date: October 30, 1995
      ------------------------                ------------------------

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                                  SCHEDULE A
                                  ----------

 States where Financial Marketing Group is licensed to sell Variable Contracts
 -----------------------------------------------------------------------------

                                  Connecticut

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                                  SCHEDULE B
                                  ----------

                      Contracts Covered by the Agreement
                      ----------------------------------

Financial Marketing is authorized to assist in the marketing of the following contracts or the subsequent versions thereof:

    1.    "Exchequer" - A Variable Annuity contract issued by Security Life.

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                                  SCHEDULE C
                                  ----------

                           Designated Broker-Dealers
                           -------------------------

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                                  SCHEDULE D
                                  ----------

                                Exempted Agents
                                ---------------

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                                  SCHEDULE E
                                  ----------

                             Compensation Schedule
                             ---------------------

There will be two stages of compensation payments. The first stage will govern contracts sold up until the time Security Life is able to implement and administer the payment of trail commissions to Financial Marketing. The second state will govern contracts sold after the point in time when Security Life is able to implement and administer the payment of these trail commissions. At the point in time when the parties are ready to make the change over to the second stage, a date for the change over will be mutually agreed upon in writing by way of an addendum to this Agreement.

4.1.1 During stage one, Financial Marketing shall receive compensation of at least 1.05% out of a total of 7.05% of initial purchase payments. In no event shall the Selling Broker-Dealer receive more than 6% of the total initial purchase payments. To the extent Financial Marketing is able to negotiate a reduction in the Selling Broker-Dealer's compensation under the Compensation Schedule to the Broker-Dealer's Selling Agreement to an amount below 6%, Financial Marketing's compensation shall increase by an amount proportionate to the reduction, so that the total compensation to Financial Marketing and the Selling Broker-Dealer shall always be 7.05%.

          During stage two, Financial Marketing shall receive compensation of at lease 0.7% out of a total of 6.7% of initial purchase payments. To the extent Financial Marketing is able to negotiate a reduction in the Selling Broker-Dealer's compensation under the Compensation Schedule to the Broker-Dealer's Selling Agreement to an amount below 6%, Financial Marketing's compensation shall increase by an amount proportionate to the reduction, so that the total compensation to Financial Marketing and the Selling Broker-Dealer shall always be 6.7%.

4.1.2 There shall be no additional compensation paid to Financial Marketing during stage one.

          During stage two, Financial Marketing shall receive additional compensation equivalent to 10 basis points on an annual basis, paid in quarterly installments, based on the variable annuity assets as defined in Paragraph 4.1.2 of the Agreement, calculated as of the end of each calendar quarter, and payable on or before the 15th of them month following the end of the calendar quarter.

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